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                       MMI COMPANIES, INC.
                1996 NON-EMPLOYEE DIRECTOR STOCK
               AND DEFERRED CASH COMPENSATION PLAN


I.   PURPOSE

     The purpose of the Non-Employee Board of Director Stock and Deferred Cash Compensation Plan ("Plan") is to provide an alternative to Participants to receive restricted stock as a part of the reasonable compensation for services rendered by them, comparable to the general prevailing practices of similar size public companies.

II.  DEFINITIONS

     As used herein, the following definitions shall apply:

     (a)  "Board" means the Board of Directors of the Company.

     (b) "Cash Account" means the Account established by the Company for Participants who elect to defer cash compensation.

     (c)  "Committee" means the Personnel and Compensation
          Committee appointed by the Board.

     (d)   "Company" means MMI Companies, Inc.

     (e) "Fair Market Value" of a share of Stock means the lower of the New York Stock Exchange closing price on the first or last day of the Offering Period. In the event the Stock is not traded on the date as of which the Fair Market Value is to be determined, Fair Market Value shall be determined as of the next preceding date on which the Stock is traded.

     (f) "Offering Period" means quarterly periods of each year commencing January 1, 1997 in which retainers and meeting fees are paid.

     (g) "Participant" means a non-employee director of the Company who elects to participate in the Plan by filing the appropriate election.


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     (h)  "Stock" means the Common Stock of the Company.

     (i) "Stock Plan Account" means the account established by the Company for each Participant pursuant to the Plan who elects to receive Stock in lieu of cash compensation.

     III. PAYMENT OPTIONS

          Prior to the time retainers and meeting fees are earned, each Participant may elect to receive payment of applicable retainers and meeting fees in the following forms:

          Cash
          Shares of Stock as described in Section B.
          Deferral of payment as non-qualified deferred
           compensation as described in Section E.
          A combination of the above.

          The payment election shall be made in writing to the Secretary of the Company in the form provided by the Company. In the absence of an election, all retainers and meeting fees shall be paid in cash. Elections may be changed no more than once in any fiscal year and may be made only on a prospective basis. Once retainers or meeting fees are earned, elections for such amounts shall be irrevocable. The Company may appoint a custodian for purposes of implementing the provisions of this Plan.

          A.   Cash
               Retainer paid semi-annually in advance; meeting fees paid on meeting date.

          B.   Stock
               The number of shares of Stock granted to a Participant shall be calculated as of the end of each Offering Period using eighty-five percent (85%) of Fair Market Value of the Company's Stock for the Offering Period. Shares granted under the Plan are fully vested but are non-transferable until the director departs from the Board or six months following the date of grant, whichever is later.

               Shares issued under the Plan to Participants will be held by the Company in the Stock Plan Account which shall only be in the name of the Participant. The Participant may elect to receive a stock certificate for the
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               number of shares acquired upon a written request
               made to the Company or
               custodian, however, such shares shall be subject to the transferability restrictions set forth in this Plan. Dividends will accrue on Stock held in the Plan Account for Stock owned and Stock equivalents shall be credited to the Stock Plan Account in the amount of such dividends.

          C. A Participant's right to receive Stock in lieu of cash, if an election is made, shall not be transferable by the Participant other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order.

          D. The maximum number of shares which can be granted under the Stock payment option of this Plan shall be Fifty Thousand (50,000) shares. The number of shares subject to this Plan shall be adjusted in the event of a stock dividend, stock split, recapitalization, merger, consolidation, reorganization or similar change.

          E.   Deferred Compensation

               Through a properly executed election, the receipt of retainers and/or meeting fees may be deferred. Deferred compensation under this Plan shall be an unsecured obligation of the Company, and not evidenced by a note. All deferred amounts shall be held as general assets of the Company.
               For Participants who elect to defer cash compensation, there shall be established and maintained by the Company a Cash Account in the name of each Participant electing to defer, which shall be 100% vested. Credited to the Cash Account shall be amounts equal to the amounts of compensation deferred and interest equal to that which would have been earned had the deferred compensation account balance been invested at a rate equal to the "prime rate" in effect on January 1 and July 1 of each year at the First National Bank of Chicago or such other bank as may be designated the Company's principal bank. Interest shall be calculated and credited semi-annually.

               The minimum deferral period shall be one year. The deferral may be made to any date (over one year) or to the date of departure from the Board. Payment may be elected as a lump sum or in annual installments up to 5 years. In the event of death or disability, any deferred account balance shall be paid in a lump sum.
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          F.   Combination

               Directors can elect to split their compensation, i.e. entire retainer or meeting fees, among the above options as set forth in the election form.

          G. It is the intention of the Company that annual payment elections under this Plan comply in all respects with Rule 16b-3under Section 16(b) of the Securities Exchange Act or its successor and that all Participants remain Disinterested Persons.
               Accordingly, if any Plan provision is later found to cause such an annual election to fail to comply with Rule 16b-3 or if any Plan provision would disqualify Participants from remaining Disinterested Persons, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

IV.  ELIGIBILITY

     Only non-employee directors of the Company shall be eligible to participate in this Plan.

V.   AMENDMENTS

     This Plan and any provision of this Plan may be amended or repealed by the Board except that any amendment which shall require stockholder approval in order to comply with SEC
     Rule 16b-3 or its successor shall be submitted to the stockholders for their approval and, provided further, any such action shall not adversely affect any Participant's rights under this Plan relating to elections made prior to such action. Any issue of interpretation under this Plan may be made by the Committee.

VI.  EFFECTIVE DATE

     As required by SEC Rule 16b-3, this Plan must be approved by stockholders.




Adopted:  February 29, 1996

Amended:  December 5, 1996

Amended:  June 18, 1999

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